Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-253421

GS Finance Corp.

$20,394,260 Trigger Autocallable Contingent Yield Notes due 2027

guaranteed by The Goldman Sachs Group, Inc.

Linked to the least performing of the iShares® Russell 2000 ETF and the Financial Select Sector SPDR® Fund

Investment Description

The amount you will be paid on your notes is based on the performance of the least performing of the iShares® Russell 2000 ETF and the Financial Select Sector SPDR® Fund. The notes are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. Your notes will pay a contingent coupon on a coupon payment date only if the closing price of each ETF on the applicable observation date (quarterly, including the determination date) is equal to or greater than its coupon barrier. Otherwise, no contingent coupon will be paid for the relevant coupon payment date. Commencing in July 2022, your notes will be automatically called if the closing price of each ETF on any observation date prior to the determination date is equal to or greater than its initial ETF price on the trade date. If the notes are automatically called, you will receive on the applicable coupon payment date following such observation date a payment per note equal to the face amount plus the contingent coupon otherwise due, and no further payments will be owed to you under the notes. If the notes are not automatically called and the closing price of each ETF on the determination date (the final ETF price) is equal to or greater than its downside threshold, you will receive the face amount of your notes plus any final contingent coupon otherwise due. You will only receive a contingent coupon if the conditions for receiving such payment described above are met. If, however, the notes are not automatically called and the final ETF price of any ETF is less than its downside threshold, you will receive less than the face amount of your notes and you will not receive a final contingent coupon, resulting in a percentage loss on your investment equal to the percentage change in the lesser performing ETF from the trade date to the determination date (the ETF return) and you could lose all of your investment. The lesser performing ETF is the ETF with the lowest ETF return.

The return on your notes is linked to the performances of the iShares® Russell 2000 ETF and the Financial Select Sector SPDR® Fund (each, an ETF), and not to that of the Russell 2000® Index or the Financial Select Sector Index (each, an index) on which the respective ETFs are based. The performance of any ETF may significantly diverge from that of its index. In particular, the iShares® Russell 2000 ETF follows a strategy of “representative sampling,” which means such ETF’s holdings are not the same as those of its index.

Investing in the notes involves significant risks. You may lose a significant portion or all of your investment and may not receive any contingent coupon during the term of the notes. You will be exposed to the market risk of each ETF on each observation date, including the determination date, and any decline in the price of one ETF may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of any other ETF. Generally, a higher contingent coupon on a note is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the notes. The contingent repayment of principal applies only at maturity. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Features	Key Dates

oPotential for Periodic Contingent Coupons – Your notes will pay a contingent coupon on a coupon payment date only if the closing price of each ETF is equal to or greater than its coupon barrier on the applicable observation date (including the determination date). If, however, the closing price of any ETF is less than its coupon barrier on the applicable observation date, no contingent coupon will be paid for the relevant coupon payment date.

oAutomatic Call Feature – Commencing in July 2022, your notes will be automatically called and you will receive the face amount of your notes plus the contingent coupon otherwise due on the related coupon payment date if the closing price of each ETF is equal to or greater than its initial ETF price on any quarterly observation date prior to the determination date. If the notes were previously automatically called, no further payments will be owed to you under the notes.

oContingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure – At maturity, if the notes have not been automatically called and the final ETF price of each ETF is equal to or greater than its downside threshold (which is the same as its coupon barrier), you will receive a payment equal to the face amount of your notes plus the final contingent coupon. If, however, the final ETF price of any ETF is less than its downside threshold, you will receive less than the face amount, if anything, and no contingent coupon, resulting in a percentage loss on your investment equal to the lesser performing ETF return. The contingent repayment of principal applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

	Trade date	January 12, 2022
	Original issue date	January 18, 2022
	Observation dates*	quarterly (see page PS-5)
	Determination date*	January 12, 2027
	Stated maturity date*	January 15, 2027
*Subject to postponement.

Notice to investors: the notes are a riskier investment than ordinary debt securities. GS Finance Corp. is not necessarily obligated to repay the face amount of the notes at maturity, and the notes may have the same downside market risk as the ETFs. This market risk is in addition to the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. You should not purchase the notes if you do not understand or are not comfortable with the significant risks involved in investing in the notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-22.

Key Terms

ETF	Bloomberg Symbol	Contingent Coupon (per $10 Face Amount)	Initial ETF Price	Coupon Barrier (% of Initial ETF Price)	Downside Threshold (% of Initial ETF price)	CUSIP	ISIN
iShares® Russell 2000® ETF	IWM UP Equity	$0.16225/qtr. (6.49% per annum)	$215.99	70%*	70%*	36261Y657	US36261Y6573
Financial Select Sector SPDR® Fund	XLF UP Equity		$41.42	70%*	70%*

*The coupon barrier and the downside threshold will equal the same percentage of the index’s initial index level.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $9.55 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see page PS-2.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the face amount	2.25% of the face amount	97.75% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement . Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Pricing Supplement No. 5,073 dated January 12, 2022

Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-253421

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement , at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.55 per $10 face amount), which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.40 per $10 face amount).

Prior to July 14, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through July 13, 2022). On and after July 14, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Notes

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●	General terms supplement no. 2,913 dated June 17, 2021
●	Underlier supplement no. 25 dated October 26, 2021
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “underlier(s)”, “indices” and “exchange-traded fund(s)” shall be deemed to refer to “underlying(s)”, “underlying index(es)” and “underlying ETF(s)”, respectively.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 25 to “underlier(s)”, “indices” and “exchange-traded fund(s)” shall be deemed to refer to “underlying(s)”, “underlying index(es)” and “underlying ETF(s)”, respectively.

The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

Minimum Purchase Amount of Notes Offered Hereby

In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-253421

Investor Suitability

The notes may be suitable for you if, among other considerations:

•You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

•You understand and accept that an investment in the notes is linked to the performance of the lesser performing ETF and not a basket of the ETFs, that you will be exposed to the individual market risk of each ETF on each observation date and on the determination date and that you may lose your entire initial investment if the closing price of any ETF is less than its downside threshold on the determination date.

•You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the lesser performing ETF or the stocks comprising the lesser performing ETF.

•You accept that you may not receive a contingent coupon on some or all of the coupon payment dates.

•You believe that the closing price of each ETF will be equal to or greater than its coupon barrier on the specified observation dates and the final ETF price of each ETF will be equal to or greater than its downside threshold on the determination date.

•You can accept that the risks of each ETF are not mitigated by the performance of any other ETF and the risks of investing in notes with a return based on the performance of multiple ETFs.

•You understand and accept that you will not participate in any appreciation of any ETF from the trade date to any coupon observation date or the determination date, as applicable, that your notes will be automatically called on any call observation date if the closing price of each ETF so appreciates and that your potential return is limited to the contingent coupons.

•You can tolerate fluctuations in the market price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the ETFs.

•You are willing to invest in the notes based on the downside threshold(s) and coupon barrier(s) specified on the cover hereof.

•You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the ETFs or the stocks comprising the ETFs.

•You are able and willing to invest in notes that may be automatically called early or you are otherwise able and willing to hold the notes to maturity.

•You accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which GS&Co., is willing to purchase the notes.

•You understand and accept the risks associated with the ETFs.

•You are willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the notes, and understand that if GS Finance Corp. and The Goldman Sachs Group, Inc. default on their obligations, you may not receive any amounts due on the notes.

The notes may not be suitable for you if, among other considerations:

•You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

•You do not understand or are unwilling to accept that an investment in the notes is linked to the performance of the lesser performing ETF and not a basket of the ETFs, that you will be exposed to the individual market risk of each ETF on each observation date and on the determination date and that you may lose a significant portion or all of your initial investment if the closing price of any ETF is less than its downside threshold on the determination date.

•You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the lesser performing ETF or the stocks comprising the lesser performing ETF.

•You require an investment designed to provide a full return of principal at maturity.

•You do not accept that you may not receive a contingent coupon on some or all of the coupon payment dates.

•You believe that the closing price of any ETF will be less than its coupon barrier on the specified observation dates and the final ETF price of any ETF will be less than its downside threshold on the determination date.

•You cannot accept that the risks of each ETF are not mitigated by the performance of any other ETF or the risks of investing in securities with a return based on the performance of multiple ETFs.

•You seek an investment that participates in the full appreciation of the prices of the ETFs or the positive return of which is not limited to the contingent coupons.

•You cannot tolerate fluctuations in the market price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the ETFs.

•You are not willing to invest in the notes based on the downside threshold(s) or coupon barrier(s) specified on the cover hereof.

•You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•You seek guaranteed current income from this investment or prefer to receive the dividends paid on the ETFs or the stocks comprising the ETFs.

•You are unable or unwilling to invest in notes that may be automatically called early, or you are otherwise unable or unwilling to hold the notes to maturity, or you seek an investment for which there will be an active secondary market.

•You do not understand or accept the risks associated with the ETFs.

•You are not willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the notes, including any repayment of principal.

Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-253421

The suitability considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review carefully the “Additional Risk Factors Specific to Your Notes” section of this pricing supplement . For more information on the ETF, please see the section titled “The Underlying ETFs” below.

Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-253421

Key Terms (continued)

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlying ETFs:	the iShares® Russell 2000 ETF and the Financial Select Sector SPDR® Fund
Underlying Indices:	with respect to the iShares® Russell 2000 ETF, the Russell 2000® Index, and with respect to the Financial Select Sector SPDR® Fund, the Financial Select Sector Index
Face Amount:

$20,394,260 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations:	$10 or any integral multiple of $10 in excess thereof
Principal amount:

Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, in addition to the final contingent coupon, if any, the company will pay, for each $10 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

●if the final underlying ETF price of each underlying ETF is greater than or equal to its downside threshold, $10; or

●if the final underlying ETF price of any underlying ETF is less than its downside threshold, the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying ETF return times (b) $10.

Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay, in addition to the contingent coupon then due, an amount in cash on the following call payment date, for each $10 of the outstanding face amount, equal to $10

Redemption event:	a redemption event will occur if, as measured on any call observation date, the closing price of each underlying ETF is greater than or equal to its initial underlying ETF price
Final underlying ETF price:	with respect to each underlying ETF, the closing price of such underlying ETF on the determination date
Underlying ETF return:

with respect to each underlying ETF, the quotient of (i) the final underlying ETF price minus the initial underlying ETF price divided by (ii) the initial underlying ETF price, expressed as a percentage

Downside threshold:	with respect to each underlying ETF, 70.00% of its initial underlying ETF price (rounded to the nearest one-hundredth)
Lesser performing underlying ETF return:	the underlying ETF return of the lesser performing underlying ETF
Lesser performing underlying ETF:	the underlying ETF with the lowest underlying ETF return
Contingent coupon:

subject to the company’s redemption right, on each coupon payment date, for each $10 of the outstanding face amount, the company will pay an amount in cash equal to:

●if the closing price of each underlying ETF on the related coupon observation date is greater than or equal to its coupon barrier, $0.16225; or

●if the closing price of any underlying ETF on the related coupon observation date is less than its coupon barrier, $0.00

Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-253421

Coupon barrier:	with respect to each underlying ETF, 70.00% of its initial underlying ETF price (rounded to the nearest one-hundredth)
Trade date:	January 12, 2022
Original issue date:	January 18, 2022
Determination date:	the last coupon observation date, January 12, 2027, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	January 15, 2027, subject to adjustment as described in the accompanying general terms supplement
Call observation dates:	each coupon observation date specified in the table under “— Coupon payment dates” below, commencing July 2022, subject to adjustment as described in the accompanying general terms supplement
Call payment dates:	the coupon payment date immediately after the applicable call observation date, subject to adjustment as described in the accompanying general terms supplement
Coupon observation dates:

the dates specified as such in the table under “— Coupon payment dates” below, commencing on April 12, 2022 and ending on January 12, 2027, subject to adjustment as described in the accompanying general terms supplement

Coupon payment dates:	the dates specified as such in the table below, subject to adjustment as described in the accompanying general terms supplement

Coupon Observation Dates	Coupon Payment Dates
April 12, 2022	April 14, 2022
July 12, 2022Ɨ	July 14, 2022
October 12, 2022	October 14, 2022
January 12, 2023	January 17, 2023
April 12, 2023	April 14, 2023
July 12, 2023	July 14, 2023
October 12, 2023	October 16, 2023
January 12, 2024	January 17, 2024
April 12, 2024	April 16, 2024
July 12, 2024	July 16, 2024
October 15, 2024	October 17, 2024
January 13, 2025	January 15, 2025
April 14, 2025	April 16, 2025
July 14, 2025	July 16, 2025
October 14, 2025	October 16, 2025
January 12, 2026	January 14, 2026
April 13, 2026	April 15, 2026
July 13, 2026	July 15, 2026
October 13, 2026	October 15, 2026
January 12, 2027	January 15, 2027

Ɨ This is the first date on which your notes may be automatically called.

Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-253421

Investment Timeline With Respect to The Notes Offered Hereby

Trade Date	The initial underlying ETF price and the contingent coupon are set for each underlying ETF.

Quarterly

If the closing price of each underlying ETF is greater than or equal to its coupon barrier on the coupon observation date, you will receive the contingent coupon on the related coupon payment date.

Also, your notes will be automatically called if the closing price of each underlying ETF on the call observation date is greater than or equal to its initial underlying ETF price. If your notes are automatically called on the call observation date, on the related call payment date we will pay you an amount in cash for each $10 face amount of your notes equal to $10 plus the contingent coupon then due, and no further payments will be made on the notes.

Maturity Date

The final underlying ETF price of each underlying ETF is determined as of the determination date.

If your notes have not been automatically called and the final underlying ETF price of each underlying ETF stock is greater than or equal to its downside threshold, on the stated maturity date we will pay you an amount in cash for each $10 face amount of your notes equal to the sum of $10 plus the final contingent coupon.

If your notes have not been automatically called and the final underlying ETF price of any underlying ETF is less than its downside threshold, on the stated maturity date we will pay you an amount in cash for each $10 face amount of your notes equal to the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying ETF return times (b) $10. You will receive less than the face amount of your notes, resulting in a loss on your investment proportionate to the decline of the lesser performing underlying ETF.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE NOTES.  ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. IF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

HYPOTHETICAL EXAMPLES

(Hypothetical examples use hypothetical terms only. Actual terms will vary.)

The following examples illustrate the hypothetical payments on a coupon payment date, upon an automatic call or at maturity under different hypothetical scenarios for a $10 note linked to the underlying ETFs based on the assumptions set forth in the table below. The actual terms for the offering of notes are specified above.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing prices of the underlying ETFs on a coupon observation date could have on the contingent coupon payable on the related coupon payment date and (ii) the impact that the various hypothetical closing prices of the lesser performing underlying ETF on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlying ETF prices of the lesser performing underlying ETF that are entirely hypothetical; no one can predict what the underlying ETF price of any underlying ETF will be on any day throughout the life of your notes, what the closing price of any underlying ETF will be on any coupon observation date or call observation date, as the case may be, and what the final underlying ETF price of the lesser performing underlying ETF will be on the determination date. The underlying ETFs have been highly volatile in the past — meaning that the underlying ETF prices have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETFs, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-15 of this pricing supplement .

Key Terms and Assumptions
Face amount	$10
Hypothetical initial underlying ETF price of the iShares® Russell 2000 ETF	$100*
Hypothetical initial underlying ETF price of the Financial Select Sector SPDR® Fund	$100*
Downside threshold	with respect to each underlying ETF, 70.00% of its initial underlying ETF price (based on the hypothetical initial underlying ETF prices above, the downside threshold for each ETF is $70.00)
Coupon barrier	with respect to each underlying ETF, 70.00% of its initial underlying ETF price (based on the hypothetical initial underlying ETF prices above, the coupon barrier for each ETF is $70.00)
Contingent coupon	$0.16225 (6.49% per annum)

* The hypothetical initial underlying ETF price of $100 has been chosen for illustrative purposes only and does not represent the actual initial underlying ETF price of the underlying ETF

Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon observation date or the originally scheduled determination date

No change in or affecting any underlying ETF, any underlying ETF stock, any policy of the applicable underlying ETF investment advisor or trustee, or any method by which the applicable underlying index sponsor calculates its underlying index

Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date

The actual performance of the underlying ETFs over the life of your notes, the actual underlying ETF prices on any call observation date or coupon observation date, as well as the contingent coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlying ETF prices shown elsewhere in this pricing supplement . For information about the underlying ETF prices during recent periods, see “The Underlying ETFs — Historical Closing Prices of the Underlying ETFs” on page PS-25. Before investing in the notes, you should consult publicly available information to determine the underlying ETF prices between the date of this pricing supplement  and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying ETF stocks.

Example 1 – The notes are automatically called on the second hypothetical coupon observation date (which is also the first hypothetical call observation date)

Hypothetical Coupon Observation Date	Hypothetical Closing Price of the iShares® Russell 2000 ETF	Hypothetical Closing Price of the Financial Select Sector SPDR® Fund	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	$50 (below its hypothetical coupon barrier)	$65 (below its hypothetical coupon barrier)	$0
Second	$120 (at or above its hypothetical initial underlying ETF price)	$115 (at or above its hypothetical initial underlying ETF price)	$0.16225
		Total Contingent Coupon Payments	$0.16225

The hypothetical closing price of each underlying ETF decreases, compared to its hypothetical initial underlying ETF price, on the first hypothetical coupon observation date.  Because the hypothetical closing price of at least one of the underlying ETFs on the first hypothetical coupon observation date is less than its hypothetical coupon barrier, no hypothetical contingent coupon will be paid on the first hypothetical coupon payment date. Because the hypothetical closing price of each underlying ETF is greater than or equal to its hypothetical initial underlying ETF price on the second hypothetical coupon observation date (which is also the first hypothetical call observation date), your notes will be automatically called.  Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical contingent coupon, you will receive an amount in cash equal to $10 for each $10 face amount of your notes. No further payments will be made on the notes since your notes will no longer be outstanding.

Example 2 – The notes are not automatically called and the hypothetical final underlying ETF price of each underlying ETF is at or above the hypothetical downside threshold and the hypothetical coupon barrier.

Hypothetical Coupon Observation Date	Hypothetical Closing Price of the iShares® Russell 2000 ETF	Hypothetical Closing Price of the Financial Select Sector SPDR® Fund	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	$80 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$110 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$0.16225
Second	$105 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$95 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$0.16225
Third - Nineteenth	$65 (below its hypothetical coupon barrier)	$60 (below its hypothetical coupon barrier)	$0
Twentieth	$92 (at or above its hypothetical coupon barrier; at or above its hypothetical downside threshold)	$92 (at or above its hypothetical coupon barrier; at or above its hypothetical downside threshold)	$0.16225
		Total Contingent Coupon Payments	$0.48675

The hypothetical closing price of each underlying ETF increases and decreases by varying amounts, compared to its hypothetical initial underlying ETF price, on the hypothetical coupon observation dates.  Because the hypothetical closing price of each underlying ETF on the first and second hypothetical coupon observation dates is greater than or equal to its hypothetical coupon barrier, hypothetical contingent coupons are paid on the two related hypothetical coupon payment dates.  Although the final underlying ETF price of each underlying ETF is less than the initial underlying ETF price, because the final underlying ETF price of each underlying ETF is not less than its hypothetical downside threshold and its hypothetical coupon barrier, at maturity you will receive a cash settlement amount equal to $10, plus the final coupon.

Example 3 – The notes are not automatically called and the hypothetical final underlying ETF price of the lesser performing underlying ETF is below its hypothetical downside threshold

Hypothetical Coupon Observation Date	Hypothetical Closing Price of the iShares® Russell 2000 ETF	Hypothetical Closing Price of the Financial Select Sector SPDR® Fund	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	$85 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$105 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$0.16225
Second	$105 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$90 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$0.16225
Third - Nineteenth	$65 (below its hypothetical coupon barrier)	$80 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$0
Twentieth	$50 (below its hypothetical downside threshold)	$80 (at or above its hypothetical coupon barrier; at or above its hypothetical downside threshold)	$0
		Total Contingent Coupon Payments	$0.3245

The hypothetical closing price of each underlying ETF increases and decreases by varying amounts, compared to its hypothetical initial underlying ETF price, on the hypothetical coupon observation dates.  Because the hypothetical closing price of each underlying ETF on the first and second hypothetical coupon observation dates is greater than or equal to its hypothetical coupon barrier, hypothetical contingent coupons are paid on the two related hypothetical coupon payment dates.  As the hypothetical final underlying ETF price of the lesser performing underlying ETF is less than its hypothetical downside threshold, you will receive a cash settlement amount at maturity equal to the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying ETF return times (b) $10, calculated as follows:

$10 + (the lesser performing underlying ETF return × $10) = $10 + (($50 - $100)/$100)) × $10) = $5

Including the contingent coupons paid over the term of the notes, this represents a loss of 46.755% of the face amount of your notes.

Example 4 – The notes are not automatically called and the hypothetical final underlying ETF price of the lesser performing underlying ETF is below its hypothetical downside threshold

Hypothetical Coupon Observation Date	Hypothetical Closing Price of the iShares® Russell 2000 ETF	Hypothetical Closing Price of the Financial Select Sector SPDR® Fund	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	$65 (below its hypothetical coupon barrier)	$105 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$0
Second	$110 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$55 (below its hypothetical coupon barrier)	$0
Third - Nineteenth	$80 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$50 (below its hypothetical coupon barrier)	$0
Twentieth	$80 (at or above its hypothetical coupon barrier; at or above its hypothetical downside threshold)	$60 (below its hypothetical downside threshold)	$0
		Total Contingent Coupon Payments	$0

The hypothetical closing price of each underlying ETF increases and decreases by varying amounts, compared to its hypothetical initial underlying ETF price, on the hypothetical coupon observation dates. Because in each case the hypothetical closing price of at least one underlying ETF is less than its hypothetical coupon barrier, you will not receive a hypothetical contingent coupon payment on any hypothetical coupon payment date.  As the hypothetical final underlying ETF price of the lesser performing underlying ETF is less than its hypothetical downside threshold, you will receive a cash settlement amount at maturity equal to the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying ETF return times (b) $10, calculated as follows:

$10 + (the lesser performing underlying ETF return × $10) = $10 + (($60 - $100)/$100)) × $10) = $6

This represents a loss of 40% of the face amount of your notes.

Hypothetical Cash Settlement Amount at Maturity

If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing price of at least one underlying ETF is less than its initial underlying ETF price) the cash settlement amount we would deliver for each $10 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlying ETF on the determination date, as shown in the table below.  The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The prices in the left column of the table below represent hypothetical final underlying ETF prices of the lesser performing underlying ETF and are expressed as percentages of the initial underlying ETF price of the lesser performing underlying ETF.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying ETF price of the lesser performing underlying ETF, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlying ETF price of the lesser performing underlying ETF and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlying ETF Price of the Lesser Performing Underlying ETF	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Automatically Called on a Call Observation Date
(as Percentage of Initial Underlying ETF Price)	(as Percentage of Face Amount)
99.999%	100.000%*
85.000%	100.000%*
80.000%	100.000%*
75.000%	100.000%*
70.000%	100.000%*
69.999%	69.999%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%
*Does not include the final contingent coupon

If, for example, the notes have not been automatically called on a call observation date and the final underlying ETF price of the lesser performing underlying ETF were determined to be 25.000% of its initial underlying ETF price, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment excluding any contingent coupons you may have received over the term of the notes (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final underlying ETF price of the lesser performing underlying ETF were determined to be 75.000% of its initial underlying ETF price, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.  Because the final underlying ETF price of the lesser performing underlying ETF is greater than or equal to its downside threshold, if you held your notes to the stated maturity date, you would receive $10 for each $10 face amount of your notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on hypothetical market prices for the underlying ETF stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in any offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read

“Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-20.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-20. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement .

We cannot predict the actual closing prices of the underlying ETFs on any day, the final underlying ETF prices of the underlying ETFs or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing prices of the underlying ETFs and the market value of your notes at any time prior to the stated maturity date. The actual contingent coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are called and on the actual closing prices of the underlying ETFs and the actual final underlying ETF prices determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the contingent coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 25. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying underlier supplement no. 25. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying ETF stocks, i.e., with respect to an underlying ETF to which your notes are linked, the stocks comprising such underlying ETF. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

♦	Risks Related to Structure, Valuation and Secondary Market Sales
♦

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

♦	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the contingent coupons (if any) and return on the notes will be based on the performance of each underlying ETF, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

♦	You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing underlying ETF as measured from its initial underlying ETF price to its closing price on the determination date. If the final underlying ETF price of the lesser performing underlying ETF is less than its downside threshold, you will have a loss for each $10 of the face amount of your notes equal to the product of the lesser performing underlying ETF return times $10. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the downside threshold applies only at maturity and the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

♦	The Return on Your Notes May Change Significantly Despite Only a Small Change in the Price of the Lesser Performing Underlying ETF

If your notes are not automatically called and the final underlying ETF price of the lesser performing underlying ETF is less than its downside threshold, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlying ETF price of the lesser performing underlying ETF to its downside threshold will not result in a loss of principal on the notes, a decrease in the final underlying ETF price of the lesser performing underlying ETF to less than its downside threshold will result in a loss of a significant portion of the face amount of the notes despite only a small change in the price of the lesser performing underlying ETF.

♦	You May Not Receive a Contingent Coupon on Any Coupon Payment Date

You will be paid a contingent coupon on a coupon payment date only if the closing price of each underlying ETF on the applicable coupon observation date is equal to or greater than its coupon barrier. If the closing price of at least one underlying ETF on the related coupon observation date is less than its coupon barrier, you will not receive a contingent coupon payment on the applicable coupon payment date. If this occurs on every coupon observation date, whether due to changes in the prices of one or more of the underlying ETFs, the overall return you earn on your notes will be less than zero and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

♦

Because the Notes Are Linked to the Performance of the Lesser Performing Underlying ETF, You Have a Greater Risk of Receiving No Quarterly Contingent Coupons and Sustaining a Significant Loss on Your Investment Than If the Notes Were Linked to Just One Underlying ETF

The risk that you will not receive any quarterly contingent coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of just one underlying ETF. With two underlying ETFs, it is more likely that at least one underlying ETF will close below its coupon barrier on any coupon observation date, or below its downside threshold on the determination date, than if the notes were linked to only one underlying ETF. Therefore, it is more likely that you will not receive any quarterly contingent coupons and that you will suffer a significant loss on your investment.

Movements in the values of the underlying ETFs may be correlated or uncorrelated at different times during the term of the notes and, if there is correlation, such correlation may be positive (the underlying ETFs move in the same direction) or negative (the underlying ETFs move in reverse directions). You should not take the historical correlation (or lack thereof) of the underlying ETFs as an indication of the future correlation, if any, of the underlying ETFs. Such correlation could have an adverse effect on your return on the notes. For example, if the underlying ETFs are negatively correlated on a coupon observation date or the determination date, as applicable, and the price of one underlying ETF increases, it is likely that the other underlying ETFs will decrease and such decrease could cause one or both of the underlying ETFs to close below its coupon barrier on a coupon observation date or below its downside threshold on the determination date. In addition, although the correlation of the underlying ETFs’ performance may change over the term of the notes, the contingent coupon is determined, in part, based on the correlation of the underlying ETFs' performance at the time when the terms of the notes are finalized. As discussed below in “A Higher Contingent Coupon, a Lower Coupon Barrier and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying ETFs, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying ETFs and, Potentially, a Significant Loss at Maturity”, higher contingent coupons indicate a greater potential for missed contingent coupons and for a loss on your investment at maturity, which are risks generally associated with underlying ETFs that have lower correlation. In addition, other factors and inputs other than correlation may impact how the terms of the notes are set and the performance of the notes.

♦

A Higher Contingent Coupon, a Lower Coupon Barrier and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying ETFs, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying ETFs and, Potentially, a Significant Loss at Maturity

The economic terms for the notes, including the contingent coupon, the coupon barrier and the downside threshold, are based, in part, on the expected volatility of each underlying ETF at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the prices of the underlying ETFs.

Higher expected volatility with respect to each underlying ETF as of the trade date generally indicates a greater expectation as of that date that (i) the final underlying ETF price of the lesser performing underlying ETF could ultimately be less than its downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the notes, or (ii) the closing price of the underlying ETF on any coupon observation date will be less than its coupon barrier, which would result in the nonpayment of the contingent coupon. At the time the terms of the notes are set, higher expected volatility will generally be reflected in a higher contingent coupon, a lower coupon barrier and/or a lower downside threshold, as compared to otherwise comparable notes issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the notes prior to maturity) but with one or more different underlying ETFs. However, there is no guarantee that the higher contingent coupon, lower coupon barrier or lower downside threshold set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of receiving no contingent coupon on any coupon payment date or of losing some or all of your investment in the notes.

A relatively higher contingent coupon (as compared to otherwise comparable securities), which would increase the positive return if the closing price of each underlying ETF is greater than or equal to its coupon barrier on a coupon observation date, or a relatively lower coupon barrier, which would increase the amount that an underlying ETF could decrease on a coupon observation date before the notes become ineligible for a particular coupon payment, may generally indicate an increased risk that the price of each underlying ETF will decrease substantially, which would result in the nonpayment of the contingent coupon on some or all of the coupon payment dates.

Similarly, a relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the price of each underlying ETF will decrease substantially.  This would result in a significant loss at maturity if the final underlying ETF price of at least one underlying ETF is less than its downside threshold.  Further, a relatively lower downside threshold may not indicate that the notes have a greater likelihood of a return of principal at maturity based on the performance of each underlying ETF.

You should not take the historical volatility of any underlying ETF as an indication of its future volatility. You should be willing to accept the downside market risk of each underlying ETF and the potential to not receive some or all of the contingent coupons and to lose some or all of your investment in the notes.

♦	Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing price of each underlying ETF is greater than or equal to its initial underlying ETF price. Therefore, the term for your notes may be reduced and you will not receive any further payments on the notes since your notes will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

If the notes remain outstanding following any given call observation date, it means that at least one of the underlying ETFs has closed below its initial underlying ETF price on each prior call observation date. The longer the notes are outstanding from the trade date, the less time remains during which one or both of the underlying ETFs will have an opportunity to increase to or above its initial underlying ETF price to be automatically called.  The notes will not be automatically called in the event that at least one of the underlying ETFs does not increase to or beyond its initial underlying ETF price.

♦	The Contingent Coupon Does Not Reflect the Actual Performance of the Underlying ETFs from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date

On any coupon payment date, you will receive a contingent coupon only if the price of each underlying ETF is equal to or above its coupon barrier.  The contingent coupon for each quarterly coupon payment date is different from, and may be less than, a contingent coupon that is based on the performance of any underlying ETF between the trade date and any coupon observation date or between two coupon observation dates.  You will not participate in any appreciation of any underlying ETF.  Accordingly, the contingent coupons, if any, on the notes may be less than the return you could earn on another instrument linked to any underlying ETF that pays contingent coupons based on the performance of such underlying ETF from the trade date to any coupon observation date or from coupon observation date to coupon observation date.  In addition, although both the coupon observation dates and coupon payment dates occur quarterly, there may not be an equal number of days between coupon observation dates or between coupon payment dates, respectively.  However, the way in which the contingent coupon is determined will not vary based on the actual number of days between coupon observation dates or between coupon payment dates.

♦	The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlying ETF

If the notes are not automatically called, the cash settlement amount will be based on the lesser performing underlying ETF without regard to the performance of the other underlying ETFs. As a result, you could lose all or some of your initial investment if the lesser performing underlying ETF return is negative, even if there is an increase in the price of the other underlying ETFs.  This could be the case even if the other underlying ETF increased by an amount greater than the decrease in the lesser performing underlying ETF.

♦	You Are Exposed to the Market Risk of Each Underlying ETF

Your return on the notes will be contingent upon the independent performance of each underlying ETF. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be fully exposed to the risks related to each underlying ETF. Poor performance by either of the underlying ETFs over the term of the notes may negatively affect your return and will not be offset or mitigated by positive performance by the other underlying ETFs.

For the notes to be automatically called, each underlying ETF must close at or above its initial underlying ETF price on a call observation date. To receive any contingent coupon payment, each underlying ETF must close at or above its coupon barrier on a coupon observation date. To receive any contingent repayment of principal at maturity, each underlying ETF must close at or above its downside threshold on the determination date. In addition, if not automatically called prior to maturity, you will incur a loss proportionate to the negative return of the lesser performing underlying ETF even if the other underlying ETFs appreciate during the term of the notes. Accordingly, your investment is subject to the market risk of each underlying ETF.

Movements in the values of the underlying ETFs may be correlated or uncorrelated at different times during the term of the notes.  Any such correlation may be positive (the underlying ETFs move in the same direction) or negative (the underlying ETFs move in reverse directions), and such correlation (or lack thereof) could have an adverse effect on your return on the notes.  If the performance of the underlying ETFs is not correlated or is negatively correlated, the risk of not receiving a contingent coupon and of incurring a significant loss of principal at maturity generally increases.

For example, the likelihood that one of the underlying ETFs will close below its coupon barrier on a coupon observation date and/or its downside threshold on the determination date, generally will increase when the movements in the values of the underlying ETFs are negatively correlated. This results in a greater likelihood that a contingent coupon will not be paid during the term of the notes and/or that there will be a significant loss of principal at maturity if the notes are not previously automatically called.

However, even if the underlying ETFs have a higher positive correlation, one or more of those underlying ETFs might close below its coupon barrier on a coupon observation date or its downside threshold on the determination date, as each of the underlying ETFs may decrease in value together.

The contingent coupon and the downside threshold are determined, in part, based on the correlations of the underlying ETFs’ performance at the time when the terms of the notes are set on the trade date. A higher contingent coupon, a lower coupon barrier and/or a lower downside threshold (as compared to otherwise comparable securities) are generally associated with more negative correlation, which reflects a greater likelihood that a contingent coupon will not be paid and that there will be a loss on your investment at maturity.  However, there is no guarantee that the higher contingent coupon, lower coupon barrier or lower downside threshold set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of receiving no contingent coupon on any coupon payment date or of losing some or all of your investment in the notes.

The correlations referenced in setting the terms of the notes are based on the future expected correlation of the underlying ETFs as determined by us and are not derived from the daily prices of the underlying ETFs over the period set forth under “Correlation of the Underlying ETFs.”  Other factors and inputs other than correlation may also impact how the terms of the notes are set and the performance of the notes.

The greater the number of underlying ETFs to which a note is linked, generally the more likely it is that one of the underlying ETFs will close below its coupon barrier or its downside threshold, resulting in a greater likelihood that a contingent coupon will not be paid during the terms of the notes and that there will be a significant loss of principal at maturity.

♦	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

•	the prices of the underlying ETFs;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing prices of the underlying ETFs;
•	the dividend rates of the underlying ETF stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing prices of the underlying ETFs;

•	the actual and expected positive or negative correlation between the underlying ETFs, or the actual or expected absence of any such correlation;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates.  Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or the amount you may receive upon an automatic call or, if the notes are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the underlying ETFs based on their historical performance. The actual performance of the underlying ETFs over the life of the offered notes, the amount paid upon any early redemption of your notes, the cash settlement amount paid on the stated maturity date as well as the contingent coupon payable, if any, on each coupon payment date, may bear little or no relation to the historical closing prices of the underlying ETFs or to the hypothetical examples shown elsewhere in this pricing supplement .

♦

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

♦	You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETFs or Any Underlying ETF Stock

Investing in your notes will not make you a holder of any shares of the underlying ETFs or any underlying ETF stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying ETFs or the underlying ETF stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying ETFs or the underlying ETF stocks or any other rights of a holder of any shares of the underlying ETFs or the underlying ETF stocks.  Your notes will be paid in cash, as will any contingent coupon payments, and you will have no right to receive delivery of any shares of the underlying ETFs or any underlying ETF stocks.

♦	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement . The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

♦	Additional Risks Related to the iShares® Russell 2000 ETF

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the iShares® Russell 2000 ETF, There Is No Affiliation Between Such Underlying ETF’s Investment Advisor and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the iShares® Russell 2000 ETF, and, at any time, may hold shares of the iShares® Russell 2000 ETF. We are not otherwise affiliated with the iShares® Russell 2000 ETF’s investment advisor or the iShares® Russell 2000 ETF stock issuers. We or our affiliates may currently or from time to time in the future engage in business with the iShares® Russell 2000 ETF’s investment advisor or the issuers of such underlying ETF stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the iShares® Russell 2000 ETF or such underlying ETF stock issuers. You, as an investor in your notes, should make your own investigation into the iShares® Russell 2000 ETF and such underlying ETF stock issuers.

Neither the investment advisor of the iShares® Russell 2000 ETF nor any such underlying ETF stock issuer is involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the iShares® Russell 2000 ETF’s investment advisor, nor any such underlying ETF stock issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

The Policies of the Investment Advisor or Trustee of the iShares® Russell 2000 ETF, BlackRock Fund Advisors, and the Sponsor of its Underlying Index, FTSE Russell, Could Affect the Cash Settlement Amount If the Notes Are Automatically Called on any Call Observation Date, the Cash Settlement Amount on the Stated Maturity Date or the Market Value of Your Notes

The investment advisor of the iShares® Russell 2000 ETF, BlackRock Fund Advisors, may from time to time be called upon to make certain policy decisions or judgments with respect the iShares® Russell 2000 ETF, including those concerning the calculation of the net asset value of the iShares® Russell 2000 ETF, additions, deletions or substitutions of securities in the iShares® Russell 2000 ETF and the manner in which changes affecting the underlying index for the iShares® Russell 2000 ETF is reflected in the iShares® Russell 2000 ETF that could affect the market price of the shares of the iShares® Russell 2000 ETF, and therefore, the amount payable on your notes on a coupon payment date or the stated maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the iShares® Russell 2000 ETF, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the iShares® Russell 2000 ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent - which initially will be GS&Co. - may determine the closing level of the iShares® Russell 2000 ETF on a coupon observation date or on the determination date - and thus the amount payable on a coupon payment date or the stated maturity date, if any - in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level of the iShares® Russell 2000 ETF on a coupon observation date or the determination date, as applicable, and the amount payable on your notes more fully under “Supplemental Terms of the Notes - Discontinuance or Modification of an Underlier” on page S-25 of the accompanying general terms supplement no. 2,913.

In addition, FTSE Russell, the sponsor of the iShares® Russell 2000 ETF’s underlying index, Russell 2000 Index, owns the Russell 2000 Index and is responsible for the design and maintenance of the Russell 2000 Index. The policies of the underlying index sponsor concerning the calculation of the Russell 2000 Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the Russell 2000 Index, could affect the level of the Russell 2000 Index and, consequently, could affect the market prices of shares of the iShares® Russell 2000 ETF and, therefore, the amount payable on your notes and their market value.

There is No Assurance That an Active Trading Market Will Continue for the iShares® Russell 2000 ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the iShares® Russell 2000 ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the iShares® Russell 2000 ETF are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® Russell 2000 ETF or that there will be liquidity in the trading market.

In addition, the iShares® Russell 2000 ETF is subject to management risk, which is the risk that the iShares® Russell 2000 ETF’s investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, in the case of the iShares® Russell 2000 ETF, the investment advisor for the iShares® Russell 2000 ETF may select up to 10% of the iShares® Russell 2000 ETF’s assets to be invested in shares of equity securities that are not included in its underlying index. The iShares® Russell 2000 ETF is not actively managed and may be affected by a general decline in market segments relating to its underlying index.  The iShares® Russell 2000 ETF’s investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  The iShares® Russell 2000 ETF’s investment advisor does not attempt to take defensive positions in declining markets. In addition, the iShares® Russell 2000 ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of the the iShares® Russell 2000 ETF’s total assets, which could subject the iShares® Russell 2000 ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the iShares® Russell 2000 ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the iShares® Russell 2000 ETF is subject to listing standards adopted by NYSE Arca. There can be no assurance that the iShares® Russell 2000 ETF will continue to meet the applicable listing requirements, or that the iShares® Russell 2000 ETF will not be delisted.

♦	The iShares® Russell 2000 ETF and its Underlying Index are Different and the Performance of the iShares® Russell 2000 ETF May Not Correlate With the Performance of its Underlying Index

The iShares® Russell 2000 ETF may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. . For example, the iShares® Russell 2000 ETF uses a representative sampling strategy to attempt to track the performance of its underlying index. Therefore, while the performance of the iShares® Russell 2000 ETF is generally linked to the performance of its underlying index, the performance of iShares® Russell 2000 ETF is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the iShares® Russell 2000 ETF’s investment advisor.

Imperfect correlation between the iShares® Russell 2000 ETF portfolio securities and those in its underlying index, rounding of prices, changes to such iShares® Russell 2000 ETF’s underlying index and regulatory requirements may cause tracking error, which is the divergence of the iShares® Russell 2000 ETF’s performance from that of its underlying index.

In addition, the performance of the iShares® Russell 2000 ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of the iShares® Russell 2000 ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the iShares® Russell 2000 ETF and its underlying index. Finally, because the shares of the iShares® Russell 2000 ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the iShares® Russell 2000 ETF may differ from the net asset value per share of the iShares® Russell 2000 ETF.

For all of the foregoing reasons, the performance of the iShares® Russell 2000 ETF may not correlate with the performance of its underlying index. The return on the notes will not be the same as investing directly in the iShares® Russell 2000 ETF or in any of the respective underlying ETF stocks or in any of the respective underlying index stocks, and will not be the same as investing in a debt security with payments linked to the performance of the underlying index.

There are Small Capitalization Stock Risks Associated with the iShares® Russell 2000 ETF

The iShares® Russell 2000 ETF is generally comprised of stocks of companies that may be considered small capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies and therefore the iShares® Russell 2000 ETF may be more volatile than an underlier in which a greater percentage of the constituent stocks are issued by large-capitalization companies.

♦	Additional Risks Related to the Financial Select Sector SPDR® Fund

The Policies of the Financial Select Sector SPDR® Fund’s Investment Advisor, SSGA Funds Management, Inc., and the Sponsor of the Underlying Index, S&P, Could Affect the Amount Payable on Your Notes and Their Market Value

The Financial Select Sector SPDR® Fund’s investment advisor, SSGA Funds Management, Inc., may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlier investment advisor concerning the calculation of the net asset value of the Financial Select Sector SPDR® Fund, additions, deletions or substitutions of securities in the Financial Select Sector SPDR® Fund and the manner in which changes affecting the underlying index are reflected in the Financial Select Sector SPDR® Fund that could affect the market price of the shares of such ETF, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the Financial Select Sector SPDR® Fund, or if the Financial Select Sector SPDR® Fund’s investment advisor discontinues or suspends calculation or publication of the net asset value of the Financial Select Sector SPDR® Fund, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent - which initially will be GS&Co. - may determine the closing level of the Financial Select Sector SPDR® Fund on a coupon observation date or on the determination date - and thus the amount payable on a coupon payment date or the stated maturity date, if any - in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level of the Financial Select Sector SPDR® Fund on a coupon observation date or the determination date, as applicable, and the amount payable on your notes more fully under “Supplemental Terms of the Notes - Discontinuance or Modification of an Underlier” on page S-25 of the accompanying general terms supplement no. 2,913.

In addition, S&P, the sponsor of the Financial Select Sector SPDR® Fund’s underlying index, the Financial Select Sector Index, owns the Financial Select Sector Index and is responsible for the design and maintenance of the Financial Select Sector Index. The policies of the underlying index sponsor concerning the calculation of the Financial Select Sector Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the Financial Select Sector Index, could affect the level of the Financial Select Sector Index and, consequently, could affect the market price of shares of the Financial Select Sector SPDR® Fund and, therefore, the amount payable on your notes and their market value.

Except to the Extent The Goldman Sachs Group, Inc. is One of the Companies Whose Common Stock Comprises the Financial Select Sector Index and the Financial Select Sector SPDR® Fund, and Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Financial Select Sector SPDR® Fund, There Is No Affiliation Between Financial Select Sector SPDR® Fund’s Investment Advisor, the Underlying Index Sponsor, the Underlying ETF Stock Issuers or the Underlying Index Stock Issuers and Us

The common stock of The Goldman Sachs Group, Inc. is one of the stocks comprising the Financial Select Sector Index, and is one of the common stocks currently held by the Financial Select Sector SPDR® Fund. In addition, GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the Financial Select Sector SPDR® Fund, and, at any time, may hold shares of the Financial Select Sector SPDR® Fund. We are not otherwise affiliated with the Financial Select Sector SPDR® Fund’s investment advisor, the underlying index sponsor, the underlying ETF stock issuers or the underlying index stock issuers. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the Financial Select Sector SPDR® Fund’s investment advisor, the underlying index sponsor, the underlying ETF stock issuers and the underlying index stock issuers.

Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Financial Select Sector SPDR® Fund or any of the other underlying ETF stock issuers. You, as an investor in your notes, should make your own investigation into the Financial Select Sector SPDR® Fund and the underlying ETF stock issuers. See “The Underliers” below for additional information about the Financial Select Sector SPDR® Fund. Neither the Financial Select Sector SPDR® Fund’s investment advisor, the underlying index sponsor, any of the underlying ETF stock issuers nor any of the underlying index stock issuers are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the Financial Select Sector SPDR® Fund’s investment advisor, the underlying index sponsor, any of the underlying ETF stock issuers nor any of the underlying index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.

There is No Assurance That an Active Trading Market Will Continue for the Financial Select Sector SPDR® Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Financial Select Sector SPDR® Fund is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the Financial Select Sector SPDR® Fund are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Financial Select Sector SPDR® Fund or that there will be liquidity in the trading market.

In addition, the Financial Select Sector SPDR® Fund is subject to management risk, which is the risk that the ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the Financial Select Sector SPDR® Fund investment advisor may select up to 5% of such ETF’s assets to be invested in shares of equity securities that are not included in its underlying index. The Financial Select Sector SPDR® Fund is also not actively managed and may be affected by a general decline in market segments relating to its underlying index. The Financial Select Sector SPDR® Fund investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits. The Financial Select Sector SPDR® Fund’s investment advisor does not attempt to take defensive positions in declining markets. In addition, the Financial Select Sector SPDR® Fund’s investment advisor may be permitted to engage in securities lending with respect to a portion of the Financial Select Sector SPDR® Fund’s total assets, which could subject the Financial Select Sector SPDR® Fund to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the Financial Select Sector SPDR® Fund is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the Financial Select Sector SPDR® Fund is subject to listing standards adopted by NYSE Arca. There can be no assurance that the Financial Select Sector SPDR® Fund will continue to meet the applicable listing requirements, or that such ETF will not be delisted.

The Financial Select Sector SPDR® Fund and its Underlying Index are Different and the Performance of the Such ETF May Not Correlate With the Performance of its Underlying Index

The Financial Select Sector SPDR® Fund will generally invest in substantially all of the securities included in the Financial Select Sector SPDR® Fund’s underlying index. There may, however, be instances where the Financial Select Sector SPDR® Fund may choose to overweight one or more securities in its underlying index, purchase securities not included in its underlying index or utilize various combinations of other available investment techniques in seeking to track its underlying index. Although the Financial Select Sector SPDR® Fund seeks to track the performance of its underlying index as closely as possible, the return of the Financial Select Sector SPDR® Fund may not match or achieve a high degree of correlation with the return of its underlying index due to, among other things, operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. In addition, corporate actions with respect to the securities included in the Financial Select Sector SPDR® Fund’s underlying index, such as mergers and spin-offs, may impact the variance between the Financial Select Sector SPDR® Fund and its underlying index. For example, the Financial Select Sector SPDR® Fund’s investment advisor anticipates that it may take several business days for additions and deletions to the underlying index to be reflected in the portfolio composition of the Financial Select Sector SPDR® Fund. Finally, as the shares of the Financial Select Sector SPDR® Fund are traded on the NYSE Arca and are affected by market forces such as supply and demand, economic conditions and other factors, the trading prices of one share of the Financial Select Sector SPDR® Fund generally differ from (and may deviate significantly during periods of market volatility from) the daily net asset value per share of the Financial Select Sector SPDR® Fund. For these reasons, the performance of the Financial Select Sector SPDR® Fund may not correlate with the performance of its underlying index. Consequently, the amount payable on your notes will not be the same as investing directly in the Financial Select Sector SPDR® Fund or in its underlying index or in any of the underlying ETF stocks or in any of the stocks comprising the underlying index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the underlying index.

The Financial Select Sector SPDR® Fund is Concentrated in the Financial Sector and Does Not Provide Diversified Exposure

The Financial Select Sector SPDR® Fund is not diversified. The ETF’s assets are concentrated in the Financials sector, which means that the Financial Select Sector SPDR® Fund is more likely to be more adversely affected by any negative performance of the Financials sector than an ETF that has more diversified holdings across a number of sectors. Companies in the Financials sector can be affected by, among other things, business cycle fluctuations, competition, government regulation, a change in interest rates, and a change in a company’s credit rating.

The Financial Select Sector SPDR® Fund May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the Financial Select Sector SPDR® Fund holds 65 stocks as of January 6, 2022, 36.11% of the ETF is invested in just 4 stocks - Berkshire Hathaway Inc. Class B, JPMorgan Chase & Co., Bank of America Corp. and Wells Fargo & Co. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the level of the Financial Select Sector SPDR® Fund even if none of the other stocks held by such ETF are affected by such events. Because of the weighting of the holdings of the Financial Select Sector SPDR® Fund, the amount you receive at maturity could be less than the cash settlement amount you would have received if you had invested in a product linked to an underlier that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by the Financial Select Sector SPDR® Fund.

Risks Related to Tax

♦	Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

♦	The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

♦	Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

♦

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLYING ETFs

iShares® Russell 2000 ETF

The shares of the iShares® Russell 2000 ETF (the “ETF”) are issued by iShares® Trust, a registered investment company.

•	The ETF is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index (the “index”).
•	The ETF’s investment advisor is BlackRock Fund Advisors (“BFA”).
•	The ETF’s shares trade on the NYSE Arca under the ticker symbol “IWM”.
•	The iShares® Trust’s SEC CIK Number is 0001100663.
•	The ETF’s inception date was May 22, 2000.
•	The ETF’s shares are issued or redeemed only in creation units of 50,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification. Effective July 14, 2021, the investment advisor is entitled to receive a management fee from the ETF based on the ETF’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the ETF and a set of other specified iShares® funds (together, the “funds”) as follows: 0.20% per annum of the average daily net assets of the funds less than or equal to $46.0 billion, plus 0.19% per annum of the average daily net assets of the funds on amounts in excess of $46.0 billion, up to and including $81.0 billion, plus 0.1805% per annum of the average daily net assets of the funds on amounts in excess of $81.0 billion, up to and including $111.0 billion, plus 0.1715% per annum of the average daily net assets of the funds on amounts in excess of $111.0 billion, up to and including $141.0 billion, plus 0.163% per annum of the average daily net assets of the funds on amounts in excess of $141.0 billion, up to and including $171 billion, plus 0.1548% per annum of the aggregate net assets in excess of $171.0 billion. As of September 30, 2021, the expense ratio of the ETF was 0.19% per annum.

For additional information regarding iShares® Trust or BFA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N-CSRS for the period ended September 30, 2021) and other information iShares® Trust files with the SEC. In addition, information regarding the ETF (including the top ten holdings and weights and sector weights), may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at us.ishares.com/product_info/fund/overview/IWM.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective

The ETF seeks to achieve a return that corresponds generally to the price and yield performance, before fees and expenses, of the index. The ETF’s investment objective and the index may be changed without shareholder approval. Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the ETF. This strategy involves investing in a representative sample of securities that collectively has an investment profile similar to that of the index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the index.

The ETF generally will invest at least 80% of its assets in the component securities of the index and in investments that have economic characteristics that are substantially identical to the component securities of the index (i.e., depositary receipts representing securities of the index) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the index, but which BFA believes will help the ETF track the index. Also, the ETF may lend securities representing up to one-third of the value of the ETF’s total assets (including the value of the collateral received).

Tracking Error

The performance of the ETF and the index may vary due to a variety of factors, including differences between the securities and other instruments held in the ETF’s portfolio and those included in the index, pricing differences, transaction costs incurred by the ETF, the ETF’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, the requirements to maintain pass-through tax treatment, portfolio transactions carried out to minimize the distribution of capital gains to shareholders, acceptance of custom baskets, changes to the index or the costs to the ETF of complying with various new or existing regulatory requirements. Tracking error also may result because the ETF incurs fees and expenses, while the index does not. The ETF’s use of a representative sampling indexing strategy can be expected to produce a larger tracking error than would result if the ETF used a replication indexing strategy in which an ETF invests in substantially all of the securities in its index in approximately the same proportions as in the index.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the index is concentrated.

Russell 2000® Index

The Russell 2000® Index, which we also refer to in this description as the “index”:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched in 1984 based on an initial value of 100 as of December 31, 1978; and
•	is sponsored by FTSE Russell (“FTSE Russell”)

The Russell 2000® Index measures the composite price performance of stocks of 2,004 companies in the U.S. equity market. It is generally considered to be a “small-cap” index.  Additional information about the Russell 2000® Index (including the top ten constituent stocks and sector weights) is available on the following website: ftserussell.com/products/indices/russell-us. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The Russell 2000® Index includes approximately 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest U.S. companies, or 98% based on market capitalization, of the investable U.S. equity market. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

The index is a total return index, meaning that regular cash dividends are reinvested across the index on the dividend ex-date.

Selection of Constituent Stocks of the Russell 2000® Index

The Russell 2000® Index is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on the rank day in May of a given year (the timetable is announced each spring) and FTSE Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings (“IPOs”) are added to Russell U.S. Indices quarterly, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, IPOs must meet additional eligibility criteria.

A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000® Index, if that company incorporates in the U.S., has its headquarters in the U.S. and also trades with the highest liquidity in the U.S.  If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the United States: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. A U.S.-listed company is not eligible for inclusion within the U.S. equity market if it has been classified by FTSE Russell as a China N share on the rank date of the index reconstitution. A company will be considered a China N share if the following criteria are satisfied: (i) the company is incorporated outside of the People’s Republic of China, (ii) the company is listed on the NYSE, the Nasdaq or the NYSE American (formerly the NYSE MKT), (iii) over 55% of the revenue or assets of the company are derived from the People’s Republic of China, and (iv) the company is controlled by a mainland Chinese entity, company or individual (if the shareholder background cannot be determined with publicly available information, FTSE Russell will consider whether the establishment and origin of the company are in mainland China and whether the company is headquartered in mainland China). An existing China N Share which fails one or more of the following criteria will cease to be classified as a China N share: (i) the company is no longer incorporated outside the People’s Republic of China, (ii) the company is no longer listed on the NYSE, the Nasdaq exchange, or the NYSE American, (iii) the percentages of revenue and assets derived from the People’s Republic of China have both fallen below 45 percent, or (iv) the company is acquired/a controlling stake is held by a non-Mainland Chinese state entity, company or individual. Only asset and revenue data from the most recent annual report is considered when evaluating whether a company should be classified a China N share (i.e., there will be no two year averaging). ADRs and ADSs are not eligible for inclusion in the Russell 2000® Index.

In addition, all securities eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000® Index, must trade on an eligible exchange (CBOE (formerly BATS), NYSE, NYSE American (formerly NYSE MKT), NYSE Arca and Nasdaq).

Exclusions from the Russell 2000® Index

FTSE Russell specifically excludes the following companies and securities from the Russell 2000® Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, depositary receipts, installment receipts and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies, companies that are required to report Acquired Fund Fees and  Expenses (as defined by the SEC), including business development companies, blank check companies, special-purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with less than an absolute 5% of shares available); (v) bulletin board, pink sheets or over-the-counter traded securities, including securities for which prices are displayed on the FINRA ADF; (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders; and (vii) companies with 5% or less of the company’s voting rights in the hands of unrestricted shareholders (existing constituents that do not currently have more than 5% of the company’s voting rights in the hands of unrestricted shareholders have until the September 2022 review to meet this requirement).

Initial List of Eligible Securities

The primary criterion FTSE Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and, consequently, the Russell 2000® Index, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company by the market price as of the rank day for those securities being considered at annual reconstitution.  IPOs may be added between constitutions as noted below.  All common stock share classes are combined in determining a company’s total shares outstanding. If multiple share classes have been combined, the number of total shares outstanding will be multiplied by the primary exchange close price and used to determine the company’s total market capitalization. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange or an eligible secondary exchange on the last trading day of May of each year to be eligible for inclusion in the Russell 2000® Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day in May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the 30 days prior to the rank day is equal to or greater than $1.00. If an existing member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

Multiple Share Classes

If an eligible company trades under multiple share classes or if a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, each share class will be reviewed independently for inclusion. Share classes in addition to the primary vehicle (the pricing vehicle) that have a total market capitalization larger than $30 million, an average daily dollar trading value that exceeds that of the global median, and a float greater than 5% of shares available in the market place are eligible for inclusion.

The pricing vehicle will generally be designated as the share class with the highest two-year trading volume as of the rank day. In the absence of two years’ worth of data, all available data will be used for this calculation.  If the difference between trading volumes for each share class is less than 20%, the share class with the most available shares outstanding will be used as the pricing vehicle.  At least 100 day trading volume is necessary to consider the class as a pricing vehicle for existing members.  New members will be analyzed on all available data, even if that data is for less than 100 days.

Annual Reconstitution

The Russell 2000® Index is reconstituted annually by FTSE Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution occurring on the final Friday of June each year, unless the final Friday in June is the 29th or 30th, in which case reconstitution will occur on the preceding Friday. A full calendar for reconstitution is made available each spring.

A company’s total shares are multiplied by the primary exchange close price of the pricing vehicle and used to determine the company’s total market capitalization for the purpose of ranking of companies and determination of index membership. If no volume exists on the primary exchange on the rank day, the last trade price from an eligible secondary exchange will be used where volume exists (using the lowest trade price above $1.00 if multiple secondary markets exist). The company’s rank will be determined based on the cumulative market capitalization. As of the June 2016 reconstitution, any share class not qualifying for eligibility independently will not be aggregated with the pricing vehicle within the available shares calculation.

For mergers and spin-offs that are effective between the rank day and the business day immediately before the index lock down takes effect ahead of the annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action.  For corporate events that occur during the reconstitution lock down period (which takes effect from the open on the first day of the lock down period onwards), market capitalizations and memberships will not be reevaluated. Non index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date

Index Calculation and Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the index stocks relative to the capitalization on a base date. The current Russell 2000® Index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the Russell 2000® Index is equal to the base value (100) and base date (December 31, 1978). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100. To calculate the index value, the market values of the index stocks are added together to arrive at the total market capitalization of the index. The market value of an index stock is equal to the product of (i) the price of such stock times (ii) the number of available shares. The last sale prices will be used for exchange traded and Nasdaq stocks. In the event of a market disruption resulting in any index stock price being unavailable, FTSE Russell will generally use the last reported price for such index stock to calculate the index. The index is the total return version of the Russell 2000® Index, which means that cash dividends are reinvested across the index on the dividend ex-date as part of the index calculation, as described below under “Corporate Actions Affecting the Index”.

Constituent stocks of the index are weighted in the Russell 2000® Index by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by FTSE Russell. Adjustments to shares are reviewed quarterly (including at reconstitution) and for major corporate actions such as mergers. Total shares and adjustments for available shares are based on information recorded in SEC corporate filings.

The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-up clause (for the duration of that clause, after which free float changes resulting from the expiry of a lock-up will be implemented at the next quarterly review subject to the lock-up expiry date occurring on or prior to the share and float change information cut-off date); shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares for publicly announced strategic reasons, or has successfully placed a current member to the board of directors of a company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).

Corporate Actions Affecting the Index

FTSE Russell adjusts the Russell 2000® Index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the Russell 2000® Index and its weight in the Russell 2000® Index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, FTSE Russell estimates the effective date. FTSE Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, FTSE Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice. If FTSE Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given. FTSE Russell applies the following methodology guidelines when adjusting the Russell 2000® Index in response to corporate actions and events:

“No Replacement” Rule — Securities that are deleted from the Russell 2000® Index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

Mergers and Acquisitions

Adjustments due to mergers and acquisitions are applied to the Russell 2000® Index after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the Russell 2000® Index in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.

Between constituents:  When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash, the target company is deleted from the Russell 2000® Index at the last traded price. When mergers and acquisitions take place between companies that are both constituents of a Russell index for stock, the target company is deleted from the Russell 2000® Index and the shares of the acquiring stock are increased according to the offer terms. When mergers and acquisitions take place between companies that are both constituents of a Russell index for cash or stock or a combination thereof, the target company is deleted from the Russell 2000® Index and the shares of the acquiring company are simultaneously increased per the merger terms.

Between a constituent and a non-constituent:  If the target company is a member of the Russell 2000® Index, it is deleted from the Russell 2000® Index and the acquiring company will be included initially in the Russell 2000® Index provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. If the acquiring company is deemed eligible it will be added to the Russell 2000® Index on the effective date and the opening price will be calculated using the offer terms. When the target company is a FTSE Russell Universe member, the shares of the member acquiring company will be updated to reflect the merger. Any share update will be made giving appropriate notice.

Given sufficient market hours after the confirmation of a merger or acquisition, FTSE Russell effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.

Rights Offerings — Rights offered to shareholders are reflected in the Russell 2000® Index only if the subscription price of the rights is at a discount to the market price of the stock. Provided that FTSE Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date.

Spin-offs— If the spin-off entity meets the eligibility requirements for the Russell 2000® Index, the spin-off entity will be added to the Russell 2000® Index on the ex-date of the distribution. The spin-off entity will be retained in the Russell 2000® Index until the next annual reconstitution, when it will be evaluated for inclusion. If the spin-off entity does not meet the eligibility requirements for the Russell 2000® Index, the spin-off entity will be added to the Russell 2000® Index on the ex-date of the distribution. It will remain in the Russell 2000® Index until listing and settlement and then deleted at market price with notice.

Initial Public Offerings — Eligible IPOs are added to the Russell 2000® Index based on total market capitalization ranking within the market-adjusted capitalization breaks established at the most recent annual reconstitution.

An IPO of additional share classes will be considered for eligibility and must meet the same eligibility criteria for all other multiple share classes.  If at the time of the IPO the additional share class does not meet the eligibility criteria for separate index membership, it will not be added to the Russell 2000® Index and will subsequently be reviewed for index membership during the next annual reconstitution.

Once IPO additions have been announced, an IPO may be added to the Russell 2000® Index prior to the previously announced schedule, if a corporate action has deemed this to be appropriate and notice can be provided (e.g. an index member automatically receives shares via a stock distribution into a projected IPO add).

Tender Offers — A company acquired as a result of a tender offer is removed when (i) (a) offer acceptances reach 90%; (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment; and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares; (ii) there is reason to believe that the remaining free float is under 5% based on information available at the time; or (iii) following completion of the offer the acquirer has stated intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism.

Where the conditions for index deletion are not met, FTSE Russell may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror is met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met and (iv) the change to the current float factor is greater than 3%.  FTSE Russell uses the published results of the offer to determine the new free float of the target company. If no information is published in conjunction with the results from which FTSE Russell can determine which shareholders have and have not tendered, the free float change will reflect the total shares now owned by the acquiring company. A minimum T+2 notice period of the change is generally provided. . Any subsequent disclosure on the updated shareholder structure will be reviewed during the quarterly review cycle. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company.  If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.

In the event that a tender offer results in an additional listed and active “tendered” line prior to the tendered shares being accepted and exchanged for settlement, FTSE Russell will generally evaluate the following factors to determine whether to switch to the tendered line: (i) the objective of the offer is to fully acquire and delist the target company (and FTSE Russell is not aware of any obstacles designed to prevent this objective; e.g. there are no major shareholders who have publicly disclosed that they will not be tendering); (ii) the offer is deemed to be successful (i.e. the minimum acceptance threshold has been achieved); (iii) more than 50% of the shares subject to the offer have been tendered; (iv) there is an additional tender offer period to provide a window for index users to tender into the tendered shares’ line; and (v) there are outstanding regulatory or other substantive hurdles preventing the transaction completing immediately at the conclusion of the tender offer, with the results not expected to be known for some time. Index implementation will generally occur immediately after the opening of the additional offer period (with the provision of appropriate notice) – with an informative notice published announcing the change, to supplement the information within the applicable tracker files. In the event that the tendered line is halted prior to index implementation, its close price will be updated to reflect the deal terms until implementation. In the event that the prerequisites for deletion are not achieved and the target company is retained within the Russell 2000® Index at a reduced weight, the tendered line will be removed at deal terms (if no active market) with the ordinary line being re-added at a reduced weight at its last close price.

In exceptional circumstances, any review changes due to be effective for the companies involved in a tender offer may be retracted if FTSE Russell becomes aware of a tender offer which is due to complete on or around the effective date of such index review changes. Such exceptional circumstances may include undue price pressure being placed on the companies involved, or if proceeding with the review changes would compromise the replicability of the Russell 2000® Index.

Delisted and Suspended Stocks — A stock will be deleted as a constituent if it is delisted from all eligible exchanges. A stock will be deleted if FTSE Russell becomes aware (in its country of assigned nationality) that the stock has become bankrupt, has filed for bankruptcy protection, enters administration, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion. If, however, FTSE Russell becomes aware that a constituent is suspended, index treatment will be determined as follows:

•

if a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted to zero value and the constituent will be removed from the Russell 2000® Index with notice (typically T+2);

•	in all other cases, a constituent will continue to be included in the Russell 2000® Index for a period of up to 20 business days at its last traded price;
•

if a constituent continues to be suspended at the end of that 20 business day period (the suspension period), it will be subject to review. FTSE Russell will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading. If following review, a decision is taken to remove the constituent, FTSE Russell will provide notice of 20 business days (the notice period) that it intends to remove the constituent, at zero value, at the conclusion of the notice period. If the security has not resumed trading at the conclusion of the notice period, it will be removed with two days’ notice. If during the notice period further details are disclosed as to the reason for a company’s suspension, those reasons (and any possible resumption of trade date) will be taken into account when determining if the company should remain on notice;

•

if a suspended constituent resumes trading on or before the last business day of the notice period, the deletion notice will be rescinded and the constituent will be retained in the Russell 2000® Index. However, where the constituent resumes trading after the 40th business day of suspension, the constituent will continue to be removed from the Russell 2000® Index as previously announced but in these circumstance the deletion will be implemented at market value unless there are barriers that render a market value irreplicable. In this event, the company will continue to be removed at zero;

•	if the notice period expires in the week preceding an index review, the company will be removed in conjunction with the index review;
•

in certain limited circumstances where the index weight of the constituent is significant and FTSE Russell determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE Russell will set out its rationale for the proposed treatment of the constituent at the end of the suspension period. The company would then be removed at that value at the end of the notice period;

•

subject to the second following paragraph, if a constituent has been removed from the Russell 2000® Index and trading is subsequently restored, the constituent will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

For example, if FTSE Russell becomes aware that a U.S. company has filed for Chapter 7 bankruptcy, Chapter 11 bankruptcy protection or a liquidation plan, it will be removed from the Russell 2000® Index at the time of filing. If a constituent is removed pursuant to this rule and is not trading, FTSE Russell will remove the stock at a nominal price of $0.0001. If a price on an ineligible market (e.g. OTC) is available, the constituent may be removed using this price.

A company emerging from bankruptcy protection or insolvency will be reconsidered for index inclusion at the next annual reconstitution (i.e., there will be no 12 month exclusion).

A stock will also be deleted if FTSE Russell becomes aware (at a quarterly review) that the price of an existing constituent is considered reaching its minimum permissible trade price. The constituent will be removed from the Russell 2000® Index in line with the review subject to it still being at the minimum permissible trade price up to the start of the quarterly review lock down period. The stock will only be reconsidered for index eligibility after a period of 12 months from its deletion. For purposes of index eligibility it will be evaluated as a new issue.

Stock Distributions and distributions in specie— A price adjustment for stock distributions is applied on the ex-date of the distribution. Where FTSE Russell is able to value a distribution in specie prior to the ex-date, a price adjustment is made to the company paying the dividend at the open on the ex-date.  If no valuation of the distribution exists prior to the ex-date, no price adjustment is applied.  Where the company whose holders are receiving the distribution is an index member, its shares will be increased according to the terms of the distribution.  If such company is not an index member, the distributed shares will be added to the Russell 2000® Index until they have been settled and have listed, at which point they will be removed at the last traded price giving appropriate notice.

Regular Cash Dividends — Regular cash dividends are those paid to shareholders out of a company’s profits or reserves. These cash dividends impact the total return of the index and are reinvested across the index on the dividend ex-date as part of the total return calculation of the index.

Special Cash Dividends — If a constituent pays out a special cash dividend, the price of the stock is adjusted to deduct the dividend amount before the open on the ex-date. However, special cash dividends are not included as part of the total return calculation of the index (i.e., special cash dividends are not reinvested across the index as regular cash dividends are).

Updates to Shares Outstanding and Free Float — FTSE Russell reviews the Russell 2000® Index quarterly for updates to shares outstanding and to free floats used in calculating the Russell 2000® Index. The changes are implemented quarterly in March, June, September and December after the close on the third Friday of such month. The June reconstitution will be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th of the month, in which case reconstitution will occur on the Friday prior).

In March, September and December shares outstanding and free floats are updated to reflect (i) cumulative share changes greater than 1%, (ii) for constituents with a free float less than or equal to 15%, cumulative free float changes greater than 1%, and (iii) for constituents with a free float greater than 15%, cumulative free float changes greater than 3%. Updates to shares outstanding and free floats will be implemented each June regardless of size (i.e., the percentage change thresholds above will not be applied). FTSE Russell implements the June updates using data sourced primarily from the companies’ publicly available information filed with the Securities and Exchange Commission.

Outside of the quarterly update cycle, outstanding shares and free float will be updated with at least two days’ notice if prompted by primary or secondary offerings if (i) there is a USD $1 billion investable market capitalization change related to a primary/secondary offering measured by multiplying the change to index shares by the subscription price or (ii) there is a resultant 5% change in index shares related to a primary or secondary offering and a USD $250 million investable market capitalization change measured by multiplying the change to index shares by the subscription price. The pricing date will serve as the trigger for implementation; i.e. once FTSE Russell is aware that an offering has priced, the update will be implemented with two days’ notice from market close (contingent on the thresholds described above being triggered). If discovery of the pricing date occurs more than two days after the pricing date, the update will be deferred until the next quarterly review.

In exceptional circumstances, FTSE Russell may defer implementation until after the new shares are listed and with the provision of two days’ notice. An offering may be deemed exceptional if implementation prior to the listing of the new shares may cause undue price pressure on the company, or if proceeding with the changes may compromise the replicability of the index.

If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, the additional share class will be evaluated for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets the minimum size requirement (the market capitalization of the smallest member of the Russell 3000E Index from the previous rebalance as adjusted for performance to date). If the additional share class is not eligible at the time of distribution, it will not be added to the Russell 2000® Index.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The notes are not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in notes. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before expenses, of the Financials Select Sector Index. The investment advisor of the Financial Select Sector SPDR® Fund uses a replication strategy to attempt to track the Financials Select Sector Index, which means that the underlier generally invests in substantially all of the securities represented in the Financials Select Sector Index in approximately the same proportions as the Financials Select Sector Index.

The Financials Select Sector Index is a float-adjusted market capitalization index comprised of the constituents of the S&P 500® Index that are assigned to the Global Industry Classification Standard Financials sector.

For more details about the underlier, the investment advisor and the underlying index, see “The Underliers - The Financial Select Sector SPDR Fund” on page S-135 of the accompanying underlier supplement no. 25.

Historical Closing Prices of the Underlying ETFs

The closing prices of the underlying ETFs have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETFs have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of any underlying ETF during the period shown below is not an indication that such underlying ETF is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing prices of an underlying ETF as an indication of the future performance of an underlying ETF, including because of recent volatility described above.  We cannot give you any assurance that the future performance of any underlying ETF or the underlying ETF stocks will result in you receiving any contingent coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETFs.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlying ETF prices between the date of this pricing supplement  and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent prices of the underlying ETFs.  The actual performance of an underlying ETF over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical prices shown below.

The graphs below show the daily historical closing prices of each underlying ETF from January 1, 2017 through January 12, 2022. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the price of most equity ETFs.  We obtained the closing prices in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the iShares® Russell 2000 ETF

Historical Performance of the Financial Select Sector SPDR® Fund

Correlation of the Underlying ETFs

The graph below shows the historical closing prices of each underlying ETF from January 1, 2017 through January 12, 2022. For comparison purposes, each underlying ETF has been adjusted to have a closing price of 100.00 on January 1, 2017 by dividing the closing price of that underlying ETF on each day by the closing price of that underlying ETF on January 1, 2017 and multiplying by 100.00. We obtained the closing prices used to determine the adjusted closing prices in the graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlying ETFs as an indication of the future performance of the underlying ETFs.

Historical Performances of the iShares® Russell 2000 ETF and the Financial Select Sector SPDR® Fund

Movements in the values of the underlying ETFs may be correlated or uncorrelated at different times during the term of the notes and, if there is correlation, such correlation may be positive (the underlying ETFs move in the same direction) or negative (the underlying ETFs move in reverse directions). The more similar the movements of the daily returns of the underlying ETFs over the given period, the more positively correlated those underlying ETFs are. The graph above illustrates the historical performance of each underlying ETF relative to the other underlying ETF over the time period shown and provides an indication of how the relative performance of the daily returns of one underlying ETF has historically been to another. However, it is the actual price of the lesser performing underlying ETF (and not the price of historical correlation between the underlying ETFs) that determines the return on your notes.

Please read “Additional Risk Factors Specific to Your Notes—You Are Exposed to the Market Risk of Each Underlying ETF” on page PS-19 of this pricing supplement .

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underlying ETFs. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Contingent coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid contingent coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the contingent coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of contingent coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the contingent coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder.  You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the contingent coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the contingent coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the contingent coupon payments were characterized as contract fees). Withholding also may not apply to contingent coupon payments made to you if: (i) the contingent coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the contingent coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any contingent coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETFs during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any contingent coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement and “Plan of Distribution - Conflicts of Interest” on page 129 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 2.25% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

We will deliver the notes against payment therefor in New York, New York on January 18, 2022. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement no. 25, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$20,394,260

GS Finance Corp.

Trigger Autocallable Contingent Yield Notes due 2027

guaranteed by

The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent